CA REPORTS THIRD QUARTER FISCAL YEAR 2007 RESULTS
Quarter Driven by Bookings and Cash Flow
Company Updates Financial Outlook
ISLANDIA, N.Y., February 1, 2007 – CA, Inc. (NYSE:CA), one of the world’s largest management software companies, today reported financial results for its third quarter of fiscal year 2007, ended December 31, 2006.
Financial Overview

(in millions, except share data)	Q3FY07	Q3FY06	Change
		(Restated)
Revenue	$1,002	$965	4%
GAAP Diluted EPS from continuing operations	$0.10	$0.09	11%
GAAP Income from continuing operations	$52	$56	(7%)
GAAP Cash Flow from continuing operations	$587	$422	39%
Non-GAAP Operating EPS*	$0.24	$0.24	0%

*	Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP diluted EPS to non-GAAP diluted EPS is included in the tables following this news release.
“I am pleased with our third quarter performance,” said John Swainson, CA’s president and chief executive officer. “We made progress executing on our second half plan and recorded a solid third quarter with significant growth in cash flow from operations and total bookings.
“Overall, we are seeing healthy demand in the marketplace for our Enterprise IT Management solutions and especially those solutions we have acquired over the past two years,” Swainson said. “Our customers continue to turn to us to help them solve their most complex information technology management and security issues. Going forward, we will continue to focus on superior execution and on becoming even stronger partners with our customers.”
Revenue for the third quarter was $1 billion, an increase of 4 percent or 1 percent in constant currency, over the $965 million reported in the comparable period last year. Aside from currency gains, the increase in revenue primarily was attributed to growth in subscription revenue, partially offset by declines in software fees and other revenue, maintenance and financing fees. Revenue from professional services increased 11 percent over the prior year. Total North America revenue was up 4 percent while revenue from international operations was up 3 percent, or down 3 percent in constant currency.
Subscription revenue for the third quarter was $773 million, an increase of 8 percent or 5 percent in constant currency, compared to $717 million reported in the third quarter of last year. The increase primarily was due to growth in new deferred subscription value from the sale of solutions in CA’s Enterprise Systems Management, Business Service Optimization and Security Management business units, led by the sale of acquired products. Subscription revenue accounted for 77 percent of total revenue in the quarter, up from 74 percent reported in the third quarter of fiscal year 2006.
Total product and services bookings in the third quarter were $1.55 billion, up 65 percent from $944 million in the prior year period. This increase was attributed in part to growth in sales of new products and services, improved management of contract renewals, the benefits achieved from the realignment of CA’s sales force earlier in the fiscal year and an increase in the volume, length and dollar amounts of large contracts. During the quarter, the Company renewed six license agreements valued in excess of

$40 million for an aggregate value of approximately $472 million, with one contract valued at over $100 million. The average contract length grew to 3.7 years compared to 3.5 years during the prior year period due to an improved process and greater discipline in evaluating the financial implications of executing longer contracts. In the comparable period last year, the Company renewed two contracts each totaling more than $40 million with an aggregate value of approximately $108 million.
Total expenses, before interest and taxes, for the third quarter were $907 million, compared to the $910 million reported in the prior year period. On a constant currency basis, expenses were down 3 percent. The Company experienced significantly lower commission expenses associated with the Company’s revised incentive compensation program. This was offset in part by costs associated with the delivery of professional services commensurate with the increase in professional services revenue. On a non-GAAP basis, the Company reported operating expenses of $791 million, which excludes restructuring, acquisition amortization, and certain legal expenses and was up 2 percent from the $775 million reported in the comparable period last year and slightly down on a constant currency basis. A reconciliation of GAAP expenses to non-GAAP operating expenses is included in the tables following this news release.
In the third quarter of fiscal year 2007, the Company recorded restructuring and other charges of approximately $32 million, of which $14 million was related to severance costs and $15 million was associated with the closure of facilities under the fiscal year 2007 cost reduction and restructuring plan. The Company continues to expect the total costs associated with the 2007 restructuring plan to be approximately $150 million, which will be recognized during the remainder of fiscal year 2007 and into fiscal year 2008.
The Company recorded GAAP income from continuing operations of $52 million for the third quarter, or $0.10 per diluted common share, compared to income from continuing operations of $56 million, or $0.09 per diluted common share, reported in the prior year period. The improvement in GAAP earnings per share reflects the reduced share count principally associated with the completion of the Company’s $1 billion share repurchase in the second quarter of fiscal year 2007.
The Company reported non-GAAP income from continuing operations of $133 million for the third quarter, or $0.24 per diluted common share, compared to $146 million, or $0.24 per diluted common share a year earlier. A reconciliation of GAAP income from continuing operations to non-GAAP income is included in the tables following this news release.
For the third quarter, CA generated cash flow from operations of $587 million, up 39 percent compared to $422 million in cash flow from operations reported in the prior year comparable period. Third quarter cash flow was affected positively by the higher volume of bookings and associated billings and an increase of approximately $120 million in the aggregate amount of upfront single installment contract payments over the comparable period last fiscal year. In addition, the third quarter positively was affected by improved accounts receivable collections including the early receipt of one payment of approximately $46 million scheduled for the fourth quarter of fiscal year 2007.
During the third quarter, restructuring payments were $27 million, compared to restructuring payments of $11 million in the third quarter of fiscal year 2006. Adjusting for these payments, cash flow from operations was $614 million, up 42 percent from the prior year period.
The balance of cash and marketable securities at December 31, 2006, was $1.8 billion. With $2.6 billion in total debt outstanding, the Company has a net debt position of approximately $743 million.

The Company said it is continuing to evaluate its ongoing performance, as well as market conditions, before making a decision on the implementation of further stock repurchases. Year-to-date, CA has repurchased 51 million shares of common stock at a cost of about $1.2 billion.
Outlook for Fiscal Year 2007
CA updated its outlook for the fiscal year and believes it will:
•	Exceed revenue guidance of $3.9 billion;

•	Report GAAP earnings per share from continuing operations of $0.26 to $0.29 which includes estimated restructuring and other charges of approximately $130 million;

•	Report non-GAAP operating earnings per share of between $0.83 and $0.86, up from original guidance of $0.83; and,

•	Report cash flow from operations of $900 million to $1 billion, consistent with its most recent guidance. The Company expects cash flow generation during the fourth quarter will be affected by significantly higher tax payments than in the fourth quarter of fiscal year 2006. In addition, the Company does not expect to realize further improvements to accounts receivable collections in the fourth quarter.
The Company also anticipates total product and services bookings to grow in the range of 12 percent to 15 percent for the full fiscal year as it focuses on new product sales and continued discipline in its contract renewal process.

Webcast
This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited third quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 888-576-4172. The international participant number is 706-902-0518.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, include financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, the government investigation and class settlement charges, restructuring and other charges, and the tax resulting from the repatriation of approximately $584 million of foreign cash and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain non-recurring tax payments or tax benefits. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the CA incentive compensation plan, sales organization and sales coverage model may lead to outcomes that are not anticipated or intended as they are implemented; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in translation losses; and the other factors described in CA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and CA’s Quarterly Report on Form 10-Q for the fiscal quarter ended September, 30, 2006. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Sambit Pattanayak
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-5208
	daniel.kaferle@ca.com	sambit.pattanayak@ca.com

Table 1
CA, INC.
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenue:
Subscription revenue	$773	$717	$2,274	$2,123
Maintenance	100	104	306	317
Software fees and other	30	49	80	127
Financing fees	6	11	20	38
Professional services	93	84	258	225

Total revenue	1,002	965	2,938	2,830

Operating expenses:
Amortization of capitalized software costs	83	111	271	335
Cost of professional services	81	66	228	187
Selling, general and administrative	403	400	1,240	1,164
Product development and enhancements	176	171	533	522
Commissions, royalties and bonuses	92	118	235	248
Depreciation and amortization of other intangible assets	36	33	107	95
Other expenses (gains), net	4	(10)	(13)	(17)
Restructuring and other	32	21	101	66
Charge for in-process research and development costs	—	—	10	18

Total expenses before interest and taxes	907	910	2,712	2,618

Income before interest and taxes	95	55	226	212
Interest expense, net	25	12	45	31

Income before income taxes	70	43	181	181
Income tax expense (benefit)	18	(13)	40	(18)

Income from continuing operations	52	56	141	199
Income (loss) from discontinued operations, inclusive of realized gain (loss) on sale, net of income taxes	(2)	1	(3)	1

Net income	$50	$57	$138	$200

Basic income per share
Income from continuing operations	$0.10	$0.10	$0.26	$0.34
Discontinued operations	0.00	0.00	(0.01)	0.00

Net income	$0.10	$0.10	$0.25	$0.34

Basic weighted-average shares used in computation	524	579	551	583

Diluted income per share (1)
Income from continuing operations	$0.10	$0.09	$0.25	$0.33
Discontinued operations	(0.01)	0.01	0.00	0.00

Net income	$0.09	$0.10	$0.25	$0.33

Diluted weighted-average shares used in computation(1)	549	606	575	610

(1)	Net income and the number of shares used in the computation of diluted GAAP EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes and stock awards outstanding.

Table 2
CA, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	December 31,	March 31,
	2006	2006(1)
Cash, cash equivalents and marketable securities	$1,842	$1,865
Trade and installment accounts receivable, net	290	505
Deferred income taxes	477	260
Other current assets	66	50

Total Current Assets	2,675	2,680

Installment accounts receivables, due after one year, net	344	449
Property and equipment, net	469	634
Purchased software products, net	273	461
Goodwill, net	5,366	5,308
Deferred income taxes	160	158
Other noncurrent assets, net	822	788

Total Assets	$10,109	$10,478

Current portion of long-term debt and loans payable	$10	$3
Deferred subscription revenue (collected) — current	1,437	1,492
Financing obligations (collected) — current	71	25
Deferred maintenance revenue	198	250
Other current liabilities	1,648	1,604

Total Current Liabilities	3,364	3,374

Long-term debt, net of current portion	2,575	1,813
Deferred income taxes	15	39
Deferred subscription revenue (collected) — noncurrent	412	423
Financing obligations (collected) — noncurrent	49	25
Other noncurrent liabilities	70	77

Total Liabilities	6,485	5,751

Stockholders’ equity	3,624	4,727

Total Liabilities and Stockholders’ Equity	$10,109	$10,478

(1)	Certain balances have been reclassified to conform with current period presentation.

Table 3
CA, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	December 31,
	2006	2005
		(Restated)
OPERATING ACTIVITIES:
Net income	$50	$57
Discontinued operations, net of income taxes	(2)	(1)

Income from continuing operations	52	56

Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	119	144
Provision for deferred income taxes	(132)	(20)
Non-cash compensation expense related to stock and defined contribution plans	32	29
Gain on sale of assets	—	(8)
Foreign currency transaction loss (gain), before taxes	5	(3)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease (increase) in trade and current installment A/R, net	156	(57)
Decrease in noncurrent installment A/R, net	46	55
Increase in deferred subscription revenue (collected) — current	85	135
Decrease in deferred subscription revenue (collected) — noncurrent	(41)	(35)
Increase in financing obligations (collected) — current	47	13
Increase in financing obligations (collected) — noncurrent	26	14
(Decrease) increase in deferred maintenance revenue	(32)	2
Increase (decrease) in taxes payable, net	167	(9)
(Decrease) increase in accounts payable, accrued expense and other	(3)	79
Restructuring and other, net	27	—
Changes in other operating assets and liabilities	33	27

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	587	422

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	—	(54)
Settlements of purchase accounting liabilities	(2)	(10)
Purchases of property and equipment	(37)	(56)
Proceeds from sale of assets	1	41
Proceeds from sale of marketable securities, net	—	39
(Increase) decrease in restricted cash	(9)	1
Capitalized software development costs	(24)	(23)

NET CASH USED IN INVESTING ACTIVITIES	(71)	(62)

FINANCING ACTIVITIES:
Dividends paid	(21)	(23)
Purchases of common stock	—	(107)
Debt repayments	(3)	—
Exercise of common stock options and other	4	26

NET CASH USED IN FINANCING ACTIVITIES	(20)	(104)

INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	496	256
Effect of exchange rate changes on cash	42	(23)

INCREASE IN CASH AND CASH EQUIVALENTS	538	233
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,295	1,529

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,833	$1,762

Table 4
CA, INC.
Reconciliation of GAAP Results to Net Operating Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total revenue	$1,002	$965	$2,938	$2,830

Total expenses	932	922	2,757	2,649

Income before income taxes	70	43	181	181

Non-GAAP adjustments:
Purchased software amortization	70	100	230	300
Intangibles amortization	14	14	41	37
Restructuring and other(2)	32	21	101	66
Acquisition IPR&D	—	—	10	18

Total Non-GAAP adjustments	116	135	382	421

Operating income before interest adj. and taxes	186	178	563	602

Interest on dilutive convertible bonds	2	2	6	6

Operating income before taxes	188	180	569	608

Income tax provision	55	34	178	175

Net operating income (1)	$133	$146	$391	$433

Diluted operating EPS (1)	$0.24	$0.24	$0.68	$0.71

# of Shares Used (1)	549	605	575	610

(1)	Net operating income and the number of shares used in the computation of diluted operating EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes and stock awards outstanding.

(2)	Restructuring and other charges for the nine months ended December 31, 2006 reflects a reclassification of $10 million in costs associated with the Special Litigation Committee of the Board of Directors from Selling, general and administrative expenses which were incurred in the second quarter of fiscal year 2007.

Table 5
CA, INC.
Reconciliation of GAAP Expense to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total GAAP expenses before interest and taxes	$907	$910	$2,712	$2,618

Non-GAAP adjustments:
Purchased software amortization	(70)	(100)	(230)	(300)
Intangibles amortization	(14)	(14)	(41)	(37)
Restructuring and other(1)	(32)	(21)	(101)	(66)
Acquisition IPR&D	—	—	(10)	(18)

Total Non-GAAP adjustments	(116)	(135)	(382)	(421)

Total Non-GAAP Operating expenses	$791	$775	$2,330	$2,197

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	Restructuring and other charges for the nine months ended December 31, 2006 reflects a reclassification of $10 million in costs associated with the Special Litigation Committee of the Board of Directors from Selling, general and administrative expenses which were incurred in the second quarter of fiscal year 2007.

Table 6
CA, INC.
Reconciliation of GAAP Results to Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Basic income per share	$0.10	$0.10	$0.26	$0.34

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.10	0.12	0.32	0.36
Restructuring and other charges(2)	0.04	0.02	0.12	0.07
Acquisition IPR&D	0.00	0.00	0.01	0.02
Non-GAAP effective tax rate adjustments (1)	0.00	0.00	(0.03)	(0.08)

Diluted operating EPS	$0.24	$0.24	$0.68	$0.71
Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	The Non-GAAP effective tax rate adjustment for the nine months ended December 31, 2006 reflects certain international tax benefits realized for GAAP purposes. The Non-GAAP effective tax rate adjustment for the nine months ended December 31, 2005 reflects certain tax savings on the repatriation of cash from international locations realized for GAAP purposes.

(2)	Restructuring and other charges for the nine months ended December 31, 2006 reflects a reclassification of $10 million in costs, or approximately $0.01 per diluted common share, associated with the Special Litigation Committee of the Board of Directors from Selling, general and administrative expenses which were incurred in the second quarter of fiscal year 2007.

Table 7
CA, INC.
Reconciliation of Projected GAAP Results to
Projected Operating Results
(in millions, except per share data)
(unaudited)

	Fiscal Year Ending
	March 31, 2007
Projected GAAP EPS from continuing ops. range	$0.26	to	$0.29

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.40		0.40
Restructuring and other charges(1)	0.15		0.15
Acquisition IPR&D	0.01		0.01
Impact from convertible senior notes	0.01		0.01

Projected diluted operating EPS range(2)	$0.83	to	$0.86

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

(1)	Reflects estimated total restructuring and other charges of $131 million for fiscal year 2007. The actual amount incurred may differ from this amount.

(2)	The Company has applied a tax rate of 36% on Non-GAAP adjustments, compared to the Company’s expected GAAP tax rate of 26%. Accordingly, the Company’s estimated Non-GAAP tax rate of 32% is higher than its GAAP tax rate as a result of these Non-GAAP adjustments.